Exhibit 10.25
SUBLEASE AGREEMENT
          THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of November 27, 2006, by and between THOMAS WEISEL PARTNERS GROUP INC., a Delaware corporation (“Sublessor”) and THE ALEXANDER GROUP, INC., a Delaware corporation (“Sublessee”).
          The parties enter this Sublease on the basis of the following facts, understandings and intentions:
          A. Sublessor is the tenant under that certain Standard Office Lease for 88 Kearny dated as of January 10, 2000 as amended by the First Amendment to Office Lease dated as of February 1, 2000 and the Second Amendment to Office Lease dated as of June 21, 2000 and the Third Amendment to Office Lease dated as of October 29, 2003; a copy of which is attached hereto as Exhibit A (the “Master Lease”), between Sublessor and Teachers Insurance and Annuity Association of America, for the benefit of its separate Real Estate Account (“Landlord”), of premises more particularly described therein located on the 13th and 21st Floors of 88 Kearny Street, San Francisco, California (the “Building”);
          B. The premises to be sublet pursuant to this Sublease includes approximately Eight Thousand Nine Hundred and Twenty-Two (8,922) net rentable square feet of space consisting of the 13th floor (the “Subleased Premises”) specifically identified in Exhibit B; and
          C. Sublessor desires to sublease to Sublessee the Subleased Premises, and Sublessee desires to sublease the Subleased Premises from Sublessor.
          NOW, THEREFORE, the parties agree as follows:
1.	Agreement to Sublease. Subject to the terms and conditions of this Sublease and to Landlord’s written consent, Sublessor hereby subleases to Sublessee and Sublessee subleases and hires from Sublessor the Subleased Premises.

2.	Term. The Subleased Premises will be delivered by Sublessor to Sublessee on January 15, 2007, and the sublease term shall commence upon such delivery and shall end on May 31, 2010 (the “Sublease Term”).

3.	Rent and Additional Charges.
(a)	Sublessee shall pay to Sublessor as rent for the Subleased Premises (the “Sublease Rent”) the amount of $20,446.25 per month (twenty-seven dollars and 50/100th ($27.50) per rentable square foot per year) for the Sublease Term, provided there shall be no obligation to pay Sublease Rent for the period prior to January 15, 2007. The Sublease Rent shall be paid in advance on the first day of each calendar month during the Sublease Term commencing on February 1, 2007. Sublease Rent for January 2007 (pro rated at $659.56 per calendar day) shall be delivered to Sublessor concurrent with the execution of this Sublease.

(b)	In addition Sublessee shall be responsible, and pay, for any additional charges and expenses imposed by Landlord pursuant to Section 3.b, 3.c and 3.d of the Master Lease as applicable to the Subleased Premises; provided the Base Year (as defined in the Master Lease) shall be calendar year 2007. In addition, Sublessee shall be responsible for all other expenses related specifically to Sublessee’s use and occupancy of the Premises (e.g., after-hours HVAC, additional cleaning, excess utilities, etc.).

(c)	Sublessee shall fulfill its obligations with regard to the Sublease Rent by timely payment of such Sublease Rent to Sublessor. Except as set forth in Section 7 below and in Article 15(d) of the Master Lease, Sublessee shall have no obligation to Landlord for the Sublease Rent.
4	Master Lease. Except as otherwise expressly provided in this Sublease, the covenants, agreements, conditions, agreements, provisions and conditions of the Master Lease—to the extent that they relate to the Subleased Premises and are not inconsistent with the terms of this Sublease—are hereby made a part of and incorporated by reference into this Sublease as though set out in full in this Sublease. The rights and obligations of the Tenant under the Master Lease will be deemed to be the rights and obligations of Sublessee under this Sublease, and will inure to the benefit of, and be binding on, Sublessee. As between the parties to this Sublease only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of the Sublease shall control.

5	Performance by Sublessor. Sublessee recognizes that Sublessor is not in a position to render any services or to perform any of the obligations required of Landlord under the terms of the Master Lease. Therefore, despite anything to the contrary contained in this Sublease, Sublessee agrees that performance by Sublessor of its obligations under this Sublease is conditioned upon performance by Landlord of its corresponding obligations under the Master Lease, and Sublessor will not be liable to Sublessee for any default of the Landlord under the Master Lease.

6	Deposit. Sublessee shall deliver to Sublessor a deposit (the “Security Deposit”) in the amount of $20,446.25. The Security Deposit shall be held, applied and returned in accordance with the provisions of Article 4 of the Master Lease.

7.	Right of Direct Tenancy. Sublessor reserves the right to assign its interest hereunder to Landlord, in which case this Sublease shall become a direct lease between Landlord and Sublessee. At Landlord’s election, Sublessee shall thereafter execute a new lease reflecting the terms and conditions of this Sublease.

8.	Condition of Subleased Premises. Notwithstanding anything to the contrary in the Master Lease, Sublessee accepts the Subleased Premises in their “AS IS” condition. Sublessee acknowledges and agrees that neither Sublessor nor Landlord has undertaken any obligation to make or agreed to make any alterations or improvements to the Subleased Premises for Sublessee’s use or occupancy thereof. Any alterations and additions to the Subleased Premises made by Sublessee shall be made in accordance with the Master Lease, and shall be subject to prior written approval by Sublessor and Landlord. At the expiration of the Sublease Sublessee shall leave the Subleased Premises in broom clean condition and otherwise in the condition called for in Article 29 of the Master Lease.

9.	Default. The occurrence of any of the following shall constitute a default by Sublessee under this Sublease:
(a) The failure to perform any covenant, liability or obligation, as and when performance is due, under this Sublease;
(b) The occurrence of any Event of Default, as that term is defined in Article 19 of the Master Lease as the result of any act or omission of Sublessee.
The occurrence of any default by Sublessee under this Sublease shall entitle Sublessor to each and all of the rights and remedies afforded Landlord upon the occurrence of an Event of Default under the Master Lease.
10.	Indemnity Sublessee agrees to defend, indemnify and hold Sublessor and Landlord free and harmless from and against any and all claims, loss liability or demand for injury or death to persons or damages to property occurring in, on or about the Subleased Premises, except for such claims, loss, liability or demand which are due solely to the gross negligence or willful misconduct of Sublessor or its employees or agents.

11.	Insurance. Sublessee agrees to secure, at its expense, the public liability and property damage insurance with respect to the Subleased Premises required to be obtained by Tenant under the Master Lease from an insurer meeting the standards thereof. Sublessor and Landlord shall be named as additional insureds in said policy or policies, and Sublessee agrees to provide Sublessor and Landlord with a certificate of insurance or other suitable evidence of said insurance. Sublessee hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublessor, Landlord and the officers, employees, agents and representatives of Sublessor or Landlord on account of damage occasioned to Sublessee or its property or the properties of others under its control caused by fire or any of the extended coverage risks described in the Master Lease to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Sublessee shall give notice to its insurance carrier or carriers of the foregoing waiver of subrogation.

12.	Notices. All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Sublessor or Sublessee respectively, at the addresses set forth after their signatures at the end of this Sublease.

13.	Brokers. Sublessor will pay Cushman & Wakefield of California, Inc. a brokerage agreement pursuant to a separate agreement and shall pay a fee to Cornish and Carey. Except for Cushman & Wakefield of California, Inc. and Cornish and Carey, Sublessor and Sublessee each hereby represent and warrant that neither party has dealt with any other broker or finder in connection with this Sublease and the transactions contemplated hereby and each party agrees to indemnify, defend and hold harmless the other from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of that party’s acts in connection with this Sublease.

14.	Consent of Landlord. The Landlord’s written consent to this Agreement in accordance with the terms of Article 15 of the Master Lease is a condition precedent to the validity of the Assignment. If the Landlord’s consent has not been obtained and a copy of that consent delivered to Sublessee by the thirtieth (30th) calendar day following the date of this Assignment, each party shall thereafter have the ongoing right, subject to the terms of this Section 14, to terminate this Assignment pursuant to a notice (the “Termination Notice”) so stating delivered to the other party. If Sublessor fails to deliver to Sublessee the consent of Landlord to this Agreement within ten (10) days following delivery of the Termination Notice (the “Termination Date”), this Agreement shall automatically terminate and the parties shall be released from any and all further obligations under this Agreement and the prepaid Sublease Rent and any Security Deposit shall be promptly returned to Sublessee. If, however, Sublessor delivers to Sublessee the consent of Landlord on or before the Termination Date, the condition subsequent set forth in this Section 14 shall be satisfied and this Agreement shall continue in full force and effect.

15.	Signage. Sublessee, at its sole cost and expense, shall have the right to include its name on the building directory (lobby) and on the elevator lobby of the 13th floor.

16.	Entire Agreement. All prior understandings and agreements between Sublessor and Sublessee are superseded by and merged into this Sublease, which alone fully and completely sets forth the understanding of Sublessor and Sublessee. This Sublease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Sublessor and Sublessee and consented to in writing by Landlord.
          IN WITNESS WHEREOF, the parties hereto have executed this Sublease on the day and year first above written.

SUBLESSEE			SUBLESSOR

THE ALEXANDER GROUP, INC.			THOMAS WEISEL PARTNERS GROUP INC.

By:	/s/ Robert C. Conti		By:	/s/ Shaugn Stanley

	Its:	Senior Vice President		Its:	Partner
		8155 E. Indian Bend Road			One Montgomery Tower, 37th floor
		Suite 111			San Francisco, California 94104
		Scottsdale, AZ 85250			Attention: Director of Corporate Real Estate

4